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                                                                    Exhibit (11)
                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
       For the Three and Nine  Months Ended September  30, 1995 and 1994
                                   Unaudited

(In Thousands, except per share amounts)              Three Months Ended                    Nine Months Ended
                                                         September 30                          September 30
                                                    ------------------------             --------------------------
                                                      1995            1994                1995              1994
                                                      ----            ----                ----              ----
Computation of per Share Earnings
Net income (loss)                                   $   (550)       $  4,112             $ 10,977          $ 10,212
Deduct dividends on preferred stock                      267             269                  802               808
                                                    ---------       --------             --------          --------
Income applicable to common stock                   $   (817)       $  3,843             $ 10,175          $  9,404
                                                    ========        ========             ========          ========
Weighted average number of shares outstanding          9,998           9,938                9,976             9,918

Per share earnings*                                 $ (0.082)       $  0.387             $  1.020          $  0.948
                                                    ========        ========             ========          ========
Computation of Per Share Primary Earnings

Income applicable to common stock(A)                     N/A        $  3,843             $ 10,175          $  9,404
                                                                    ========             ========          ========
Weighted average number of shares outstanding                          9,938                9,976             9,918
Add net shares issuable from assumed exercise
   of options (under treasury stock method)                              134                  171               144

Shares applicable to primary earnings                                 10,072               10,147            10,062
                                                                    ========             ========          ========
Per share primary earnings*                                         $  0.382             $  1.003          $  0.935
                                                                    ========             ========          ========
Dilutive effect                                                         1.3%                 1.7%              1.4%

Computation of Per Share Fully Diluted Earnings

Net income(A)                                            N/A        $  4,112             $ 10,977          $ 10,212
                                                                    ========             ========          ========
Weighted average number of shares outstanding                          9,938                9,976             9,918
Add net shares issuable from assumed exercise
   of options (under treasury stock method)                              180                  171               180
Add weighted average shares issuable from
   assumed conversion of convertible preferred
   stock                                                                 890                  888               896
                                                                    --------             --------          --------
Shares applicable to fully diluted earnings                           11,008               11,035            10,994
                                                                    ========             ========          ========
Per share fully diluted earnings*                                   $  0.374             $  0.995       $     0.929
                                                                    ========             ========          ========
Dilutive effect                                                         3.4%                 2.5%              2.0%

(A) Due to the net loss for the three months ended September 30, 1995, any assumed conversion of common stock equivalents and convertible preferred stock would have been antidilutive. Accordingly, dilutive calculations of per share earnings were not applicable pursuant to APB No. 15.

__________
*  Rounded

This calculation is submitted in accordance with Regulation  S-K, item
601(b)(11).